UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2013
K12 Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(703) 483-7000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On February 7, 2013, K12 Inc. (the "Company") released an Academic Report covering performance at K12-managed and partner schools and addressing key issues facing the industry.  The Academic Report can be found in the Investor Relations section of the K12 Inc. website, www.k12.com, under "Investor News."  In addition, on February 7, 2013, the Company will be hosting an Academic and Products Day (the "Academic and Products Day") in Herndon, Virginia. At the Company’s Academic and Products Day, members of the Company’s senior management will meet with investors and investment professionals and make a presentation regarding the Company. A copy of the slides that will be presented at the Academic and Products Day can be found in the Investor Relations section of the K12 Inc. website, www.k12.com, under "Upcoming Events." Certain statements made in the Academic Report and the slides presented at the Company’s Academic and Products Day include forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions that we believe to be reasonable, but are inherently uncertain.

Factors that may cause the Company’s actual results and financial conditions to differ materially for those expressed in this presentation include, but are not limited to, state funding levels, changing student demographics, measurements of academic performance, increased competition, new technologies and products, regulatory developments, general economic conditions, acquisitions and investments. Forward-looking statements are identified by the use of words such as "may", "might", "should", "expect", "plan", "anticipate", "believe", "estimate", "project", "intend", "future", "potential" or "continue", and other similar expressions.

These risks and uncertainties, which are described in detail in our most recent reports on Forms 10-K and 10-Q, may also include other factors which may not be known to us. Any forward-looking statement speaks only as of its date. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

February 7, 2013	By:	/s/ Howard D. Polsky
	Name:	Howard D. Polsky
	Title:	General Counsel and Secretary